Exhibit 99.1

Tron Inc. Announces Ticker Symbol Change to “TRON” on Nasdaq

Winter Park, Florida, July 17, 2025 — Tron Inc. (Nasdaq: TRON) (“Tron” or the “Company”) today announced the official change of its Nasdaq ticker symbol from “SRM” to “TRON”, effective July 17, 2025. The Company’s CUSIP number (85237B101) will remain unchanged.

This move reflects the Company’s broader strategic transformation and its commitment to aligning more closely with the Tron blockchain ecosystem, following the launch of its Tron-focused treasury strategy.

“The Company’s ticker change to “TRON” reinforces its brand identity and positions it as a key corporate player in the rapidly evolving blockchain and digital asset economy” said Rich Miller, CEO.

About Tron Inc. (formerly SRM Entertainment)

Tron Inc. (formerly SRM Entertainment) is a publicly traded company pioneering blockchain-integrated treasury strategies. As the public company with the largest TRON (TRX) tokens holdings, Tron Inc. is committed to transparency, long-term value creation, and the adoption of decentralized financial tools. In addition, through our wholly owned subsidiary the Company designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of the Company’s products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. The products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions.

About TRON blockchain

Founded in 2017, TRON is a decentralized blockchain that supports smart contracts and decentralized applications, with lower fees and faster transaction time than other leading blockchains such as Bitcoin and Ethereum. It has since become one of the world’s most popular Layer-1 Protocols, hosting approximately 81.7 billion in US dollar stablecoins as of July 13, 2025.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements include, but are not limited to, statements regarding the Company’s commitment to aligning more closely with the Tron blockchain ecosystem and the Company’s belief that the ticker change positions it as a key corporate player in the rapidly evolving blockchain and digital asset economy. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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